Exhibit 4.59

Dated	20 December 2005

(1)	BIOPROGRESS PLC

- and -

(2)	DEXO BIOGENERICS LIMITED

SERVICES AGREEMENT

THIS AGREEMENT is made the 20th day of December 2005

BETWEEN:

(1)	BIOPROGRESS PLC , a company incorporated under the laws of England (company number 04617139) whose registered office is at Hostmoor Avenue, March, Cambridgeshire PE15 0AX (“BioProgress”); and

(2)	DEXO BIOGENERICS LIMITED, a company incorporated under the laws of England (company number 05582959) whose registered office is currently at c/o BioProgress Technology Limited, Hostmoor Avenue, March, Cambridgeshire PE15 0AX (“Dexo”).

WHEREAS:

BioProgress has agreed to provide the Services to Dexo according to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Agreement, the following expressions shall unless the context otherwise requires have the following meanings:

“Commencement Date” the date of this Agreement;

“Confidential Information” shall be as defined in Clause 6.1;

“Force Majeure” in relation to either party any circumstances beyond the reasonable control of that party including without limitation any strike, lock-out, or other form of industrial action, act of God, war, riot, accident, fire, flood, explosion or government action;

“Group” in relation to any company, that company and any other company which, at the relevant time, is that company’s holding company or subsidiary (as defined by s736 of the Companies Act 1985 as amended by the Companies Act 1989), or the subsidiary of any such holding company (as so defined), and a “Member” of a Group has a corresponding meaning;

“Intellectual Property” all Patents, claims in Patents, utility models, registered and unregistered trade marks, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, approvals, data exclusivity rights, supplementary protection certificates, inventions, confidential information (including without limitation Know-how) and any other similar right situated in any country in the world;

“Know How” all information and materials not in the public domain of whatsoever nature, including without limitation ideas, discoveries, inventions, data, formulae, biological and chemical materials, techniques, procedures for experiments and tests, technical information, specifications, results of experiments and tests, design, sketches and records;

“Patent” all patents or letters patent, utility models and applications for any of the foregoing in any part of the world and any extensions of term thereof, continuations, continuations in part and all patents derived or claiming priority therefrom in any part of the world;

“Services” the Services detailed in the Schedule.

2.	PERFORMANCE OF SERVICES

2.1	BioProgress agrees to perform the Services for the term of this Agreement according to the terms of this Agreement. The Services shall be supplied at cost on a transfer pricing basis (based on reasonable market value) and their total value shall be included in the £500,000 loaned by BioProgress and repaid at an agreed time once Dexo is profitable under the separate resource agreement between the parties of even date herewith.

2.2	BioProgress shall provide the Services with all due care and skill. Dexo shall supply such advice and assistance as BioProgress reasonably requires in supplying the Services.

2.3	Each party shall ensure that its personnel, if attending the other party’s premises pursuant to this Agreement, shall comply with all Health and Safety and other requirements brought to their attention.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1	BioProgress hereby grants to Dexo a non-exclusive licence to use any Intellectual Property of BioProgress in the field of generic pharmaceutical products to facilitate Dexo’s exploitation of the results of the Services.

3.2	Any Intellectual Property generated by Dexo in using or exploiting the results of the Services (excluding new Product Licences applied for by Dexo (and all associated Intellectual Property) which shall be owned by Dexo) shall be owned by BioProgress. Accordingly, Dexo hereby assigns by way of future assignment all its right, title and interest in such Intellectual Property to BioProgress and Dexo shall do such things and execute such documents as BioProgress requires in order to effect such assignment. Such Intellectual Property shall then be licensed back to Dexo according to the provisions of clause 3.1.

4.	REPRESENTATIONS AND WARRANTIES

Each of the parties warrants to the other that it has the right to enter into this Agreement and is not restricted by any provisions of any agreements of any nature which prevent it from carrying out this Agreement fully in accordance with its terms.

5.	STATUS OF BIOPROGRESS PERSONNEL

The parties agree that this Agreement should be in no manner construed as a contract of employment. BioProgress’s personnel shall not be under the direct supervision of Dexo in performing the Services and may be replaced by personnel of equivalent qualifications or experience at any time. BioProgress shall be solely responsible for the salary, and any National Insurance, PAYE and pension contributions in connection with such employees.

6.	CONFIDENTIALITY

6.1	Subject to Clause 9, each party agrees to maintain secret and confidential (a) all tangible or intangible trade secrets, Know-how and other technical or commercial information (including Intellectual Property) disclosed to it by the other or otherwise obtained by it from the other, whether prior to and in contemplation of this Agreement or in the course of this Agreement, and which the other party has properly designated as proprietary and/or confidential or which, by reason of its nature or the circumstances surrounding its disclosure or its being obtained ought to be treated as proprietary and/or confidential (collectively, “Confidential Information”).

6.2	Clause 6.1 shall not apply to information which the recipient party can prove by documentary evidence:

6.2.1	prior to receipt thereof from the other party was in the possession of the recipient party and at its free disposal; or

6.2.2	is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other; or

6.2.3	is or becomes generally available to the public through no act or default of the recipient party or its employees, agents, contractors or sub-contractors; or

6.2.4	is required by law or a court or other competent authority to be disclosed; provided that in such case the recipient party shall promptly notify the other party in writing and in such detail as the other party may reasonably require of such requirement for disclosure and shall assist that other party in any lawful efforts to prevent or limit the disclosure.

6.3	It is acknowledged that notwithstanding the provisions of Clause 6.1 above each party shall be entitled to disclose any Confidential Information of the other party to its agents, representatives, employees, consultants, professional advisors, and prospective and actual licensors, licensees, investors, customers and manufacturers (collectively “Third Party Recipients”) to the extent necessary to facilitate the performance of its obligations and exercise of its rights under this Agreement Provided that any such disclosure shall only be limited to what is absolutely necessary for such purposes and the party making any such disclosure shall procure that any such Third Party Recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 6.

6.5	This Clause 6 shall survive any termination or expiry of this Agreement and continue in force without limitation in time.

7.	LIABILITY

7.1	Neither party excludes or limits its liability in negligence for death or personal injury, or for fraud or wilful default or otherwise insofar as any exclusion or limitation of its liability is void, prohibited or unenforceable by law. All other provisions of this Agreement shall be read subject to this Clause 7.1.

7.2	Subject to Clauses 7.1:-

7.2.1	each party’s total liability in contract, tort (including negligence or breach of statutory duty), misrepresentation or otherwise, arising out of or in connection with this Agreement shall be limited to £1,000,000 (one million pounds sterling) and

7.2.2	neither party shall have any liability to the other for any loss of profit, revenue, savings, goodwill or other financial or consequential loss of any kind whatsoever, including loss of business, loss under current and future contracts and administrative costs arising out of or in relation to this Agreement, whether arising by reason of misrepresentation, breach of contract, in tort (including negligence or breach of statutory duty) or under statute.

8.	FORCE MAJEURE

If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, and if such party gives written notice thereof to the other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

9.	PUBLICITY AND MARKETING

Each party hereby authorises the other party to use the first party’s name and to refer to the subject matter of this Agreement for publicity and marketing purposes, provided that each party shall obtain the other’s written consent (which shall not be unreasonably withheld or delayed) prior to any such use provided that BioProgress may make an announcement on the Stock Exchange pertaining to this Agreement without requiring such consent.

10.	TERMINATION

Subject to earlier termination in accordance with its terms, this Agreement shall commence on the Commencement Date and continue in force thereafter. It may only be terminated by the mutual written consent of the parties.

11.	CONSEQUENCES OF TERMINATION

11.1	Termination of this Agreement for any reason shall be without prejudice to the rights of the parties accrued prior to termination and shall not bring to an end any provision of this Agreement which needs to survive termination in order to give full effect to its meaning.

11.2	If this Agreement terminates for whatever reason, BioProgress shall cease forthwith to conduct the Services and the licences of Intellectual Property granted pursuant to Clause 3.1 shall cease forthwith.

11.3	Upon termination of this Agreement (howsoever caused) each party shall promptly deliver up to the other:

11.3.1	any material containing or disclosing any Confidential Information of the other party that has been provided to the first party for or in connection with this Agreement; and

11.3.2	all documentation, records, equipment and other items which are the property of the other party and which have been provided to the first party for or in connection with this Agreement.

12.	ASSIGNMENT

This Agreement is personal to the parties and, subject as otherwise expressly provided in this Agreement, neither party shall assign, sub-license, sub-contract or delegate or purport to assign, sub-license, sub-contract or delegate its rights or obligations under this Agreement in whole or in part, without the other party’s prior written consent which shall not be unreasonably withheld or delayed.

13.	MISCELLANEOUS

13.1	No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorised officers of both parties.

13.2	If it transpires that the whole or any part of any provision of this Agreement is illegal, void or unenforceable under any law that is applicable hereto, or if any competent authority or court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision (or the relevant part of it) shall be deemed to be deleted from this Agreement with effect from the date of such agreement or decision or such earlier date as the parties may in writing agree.

13.3	A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

13.4	This Agreement supersedes any other arrangements, undertakings, promises, representations or agreements (whether or not in writing) made or existing between the parties hereto prior to or simultaneously with this Agreement and relating to the subject matter of this Agreement.

13.5	This Agreement is not intended to confer a benefit on any third party, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise and no third party shall have any right to enforce any of the provisions of this Agreement.

13.6	The relationship of the parties under this Agreement is that of independent contractors and, subject as otherwise expressly provided in this Agreement, neither party is the agent of the other for any purpose and neither party shall make any representation, give any warranty or enter into any contractual or other commitment purporting to be binding on the other.

14.	NOTICES

Any notice given under this Agreement shall be sufficiently served if in writing and sent to the address of the recipient party as set out below

BioProgress Plc

Hostmoor Avenue

March

Cambridgeshire

PE15 0AX

Fax 01354 655858

FAO Chief Executive Officer

Copy to: Legal Counsel

Dexo BioGenerics Limited

c/o BioProgress Technology Limited

Hostmoor Avenue

March

Cambridgeshire

PE15 0AX

Fax 01354 655858

FAO Managing Director

Copy to: Company Secretary

Provided that:-

14.1	if served by facsimile it will be deemed received when sent, subject to issue of a valid transmission slip;

14.2	if served by hand (including courier) it will be deemed received when delivered; and

14.3	if served by post it will be deemed received 2 business days after posting.

15.	GOVERNING LAW AND DISPUTES

15.1	The parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement within 30 days by negotiations between their respective nominated representatives. If the matter is not so resolved within such 30 day period, either party may at its option submit the matter for resolution through a procedure such as mediation, conciliation or executive tribunal or other dispute resolution technique recommended to them by the Centre for Dispute Resolution in England or by such bodies as may replace it (“ADR Procedure”).

15.2	If a party elects to submit to the ADR Procedure, the other party shall be obliged to submit to the ADR Procedure and both parties shall attempt in good faith to resolve the matter through the ADR Procedure. In such circumstances, neither party may resort to the jurisdiction of the courts under Clause 15.3 until the dispute or claim has been resolved pursuant to the ADR Procedure or until the person or tribunal in charge of the ADR Procedure notifies both parties in writing that in his, her or its opinion the matter is not capable of resolution through the ADR Procedure or is unlikely to be so resolved.

15.3	This Agreement shall be governed by and construed in all respects in accordance with the laws of England and, subject to Clauses 15.1 and 15.2, the parties submit to the exclusive jurisdiction of the English courts in respect of any dispute or claim arising out of or relating to this Agreement.

SCHEDULE

Services

BioProgress shall supply its team, material science and engineering resources to Dexo in such manner as the parties shall agree in writing from time to time. BioProgress shall also supply secretarial and administrative resources to Dexo as agreed in writing from time to time.

SIGNED by the parties’ authorised representatives on the date written at the head of this Agreement.

For and on behalf of BioProgress plc
/s/ Georgina Godby
(signature)

Name: Georgina Godby

Position: Company Secretary

For and on behalf of Dexo BioGenerics Limited
/s/ Steve Martin
(signature)

Name: Steve Martin

Position: Director